As filed with the Securities and Exchange Commission on May 27, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HighPoint Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware	82-3620361
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

555 17th Street, Suite 3700
Denver, Colorado 80202
(303) 293-9100
(Address of Principal Executive Offices) (Zip Code)

HIGHPOINT RESOURCES CORPORATION 2012 EQUITY INCENTIVE PLAN
(Full title of the Plan)

Kenneth A. Wonstolen
555 17th Street, Suite 3700
Denver, Colorado 80202
(303) 293-9100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John A. Elofson, Esq.
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)(4)
Common stock, par value $0.001 per share	11,405,000	$0.29	$3,307,450	$429
(1)This registration statement (the “Registration Statement”) registers the issuance of 11,405,000 shares of common stock of HighPoint Resources Corporation, par value $0.001 per share (the “Common Stock”), which are issuable pursuant to the HighPoint Resources Corporation 2012 Equity Incentive Plan, as amended (the “Plan”).
(2)This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to antidilution provisions of the Plan.
(3)Pursuant to Rule 457(c) and (h), and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share for the Common Stock to be registered hereunder has been calculated based on the average of the high and low sales prices of the Common Stock on May 20, 2020, as quoted on the New York Stock Exchange.
(4)Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the maximum aggregate offering price.

EXPLANATORY NOTE

HighPoint Resources Corporation (the “Company”) has previously filed a registration statement on Form S-8 relating to the HighPoint Resources Corporation 2012 Equity Compensation Plan (the “Plan”), File No. 333-224199 (the “Prior Registration Statement”). On April 28, 2020, the Company’s stockholders approved an amendment of the Plan pursuant to which the number of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) available under the Plan was increased by 11,405,000. Accordingly, this registration statement is being filed to register the additional 11,405,000 shares of Common Stock. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, including each of the documents filed with the Securities and Exchange Commission (the “SEC”) and incorporated (or deemed to be incorporated) by reference therein, and each of the documents filed as exhibits thereto, are incorporated by reference herein except as otherwise updated or modified by this filing.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the SEC, this Registration Statement omits the information specified in the instructions to Part I of Form S-8. Documents containing such information will be sent or given to participants in the employee benefit plans (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Those documents are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated in this Registration Statement by reference (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on February 26, 2020;

•The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 4, 2020;

•The Company’s Current Reports on Form 8-K filed on February 26, 2020, March 13, 2020, April 28, 2020, May 13, 2020, and May 26, 2020; and

•The description of the Common Stock, which is contained in the Registration Statement on Form S-4, as amended (Registration No. 333-222275), under the heading “Description of Holdco Capital Stock,” including any amendments or reports filed for purposes of updating such descriptions.

In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (“DGCL”). Under Section 145 of the DGCL, each director and officer of the Company may be indemnified by the Company against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings (other than a proceeding by or in the right of the Company) in which he or she is involved by reason of the fact that he or she is or was a director or officer of the Company if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified for expenses in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the Company unless a court determines otherwise.

The Company’s governing documents contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time. As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with our directors and certain of our officers. Under the indemnification agreements, we are generally required to indemnify the directors and officers to the full extent permitted by applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of the Company. [Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on March 19, 2018.]

3.2	Amended and Restated Bylaws of the Company. [Incorporated by reference to Exibit 3.2 to our Current Report on Form 8-K filed on March 19, 2018.]

5.1	Opinion of Davis Graham & Stubbs LLP.

10.1	HighPoint Resources Corporation 2012 Equity Incentive Plan, as amended.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Netherland, Sewell & Associates, Inc.

23.3	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 27, 2020.

HIGHPOINT RESOURCES CORPORATION

By:	/s/ R. Scot Woodall
Name: R. Scot Woodall
Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each of the undersigned officers and directors of HighPoint Resources Corporation, a Delaware corporation, hereby constitutes and appoints R. Scot Woodall, William M. Crawford and Kenneth A. Wonstolen, and each of them, as his true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his name and on his behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the 27th day of May, 2020.

Signature	Title	Date

/s/ R. Scot Woodall	Director, President and Chief Executive Officer (Principal Executive Officer)	May 27, 2020
R. Scot Woodall

/s/ William M. Crawford	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 27, 2020
William M. Crawford

/s/ Kenneth A. Wonstolen	Senior Vice President, General Counsel and Secretary	May 27, 2020
Kenneth A. Wonstolen

/s/ Jim W. Mogg	Chair	May 27, 2020
Jim W. Mogg

/s/ Mark S. Berg	Director	May 27, 2020
Mark S. Berg

/s/ Scott A. Gieselman	Director	May 27, 2020
Scott A. Gieselman

Signature	Title	Date

/s/ Craig S. Glick	Director	May 27, 2020
Craig S. Glick

/s/ Lori A. Lancaster	Director	May 27, 2020
Lori A. Lancaster

/s/ Edmund P. Segner, III	Director	May 27, 2020
Edmund P. Segner, III

/s/ Randy I. Stein	Director	May 27, 2020
Randy I. Stein